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                                                                     EXHIBIT 4.1

                                SECOND AMENDMENT
                                     TO THE
                      1995 EMPLOYEE STOCK PURCHASE PLAN OF
                               SPEEDFAM-IPEC, INC.
                         AS AMENDED AS OF APRIL 6, 1999

      Pursuant to Section 15 of the 1995 Employee Stock Purchase Plan of SpeedFam-IPEC, Inc., as amended as of April 6, 1999, as follows:

      1. The title of the plan shall be changed to "1995 EMPLOYEE STOCK PURCHASE PLAN OF SPEEDFAM-IPEC, INC. AS AMENDED AS OF OCTOBER 13, 2000."

      2. Section 10.a. shall be amended by substituting "(a) 1,300,000 shares plus (b) an annual increase to be added on June 1 of each year (beginning June 1, 2001) equal to the lesser of (i) 1,000,000 shares, (ii) 1% of the outstanding shares of the Company, or (iii) a number of shares determined by the Board of Directors of the Company" for "1,000,000 shares."

      IN WITNESS WHEREOF, this Second Amendment to the 1995 Employee Stock Purchase Plan of SpeedFam-IPEC, Inc. has been executed by SpeedFam-IPEC, Inc. on this 13th day of October, 2000.


                                          SPEEDFAM-IPEC, INC.

                                          By: /s/ J. Michael Dodson
                                              ---------------------------------
                                              J. Michael Dodson
                                              Secretary and Chief
                                              Financial Officer
                                              (Principal Financial Officer)


                                          By: /s/ G. Michael Latta
                                              ---------------------------------
                                              G. Michael Latta
                                              Corporate Controller
                                              (Principal Accounting Officer)